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                                                                      EXHIBIT 12

                    NABORS INDUSTRIES LTD. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)



                                                                                                           THREE
                                                                                                           MONTHS         YEAR
                                            SIX MONTHS ENDED                                               ENDED          ENDED
                                               JUNE 30,                 YEAR ENDED DECEMBER 31,         DECEMBER 31,  SEPTEMBER 30,
                                       ---------------------  ----------------------------------------- ------------  -------------
                                          2002       2001        2001       2000      1999      1998         1997         1997
                                       ---------   ---------  ---------   --------   --------  -------- ------------  -------------
Income before income taxes             $  90,083   $ 299,198  $ 557,612   $229,743   $ 45,629  $199,981   $ 62,616      $ 182,410
Less earnings from affiliates, net of
  dividends                              (13,511)    (17,442)   (26,386)   (21,540)       343       305         25           (450)
Add amortization of capitalized
  interest                                   409         384        768        661        526       516         85            319
Add fixed charges as adjusted (from
  below)                                  30,603      28,727     63,774     37,655     31,165    16,040      4,107         16,980
                                       ---------   ---------  ---------   --------   --------  --------   --------      ---------
    Earnings                           $ 107,584   $ 310,867  $ 595,768   $246,519   $ 77,663  $216,842   $ 66,833      $ 199,259
                                       ---------   ---------  ---------   --------   --------  --------   --------      ---------
Fixed charges:
  Interest expense:
    Interest on indebtdness            $  11,282   $  11,503  $  22,921  $  28,122   $ 30,088  $ 14,974  $   3,858      $  15,993
    Capitalized                              735         748      1,609      2,021        154     2,648        297          1,191
  Amortization of debt related
    costs(1)                              17,751      15,474     37,801      7,248        307       489        121            527
  Interest portion of rental expense       1,570       1,750      3,052      2,285        770       577        128            460
                                       ---------   ---------  ---------   --------   --------  --------   --------      ---------
  Fixed charges before adjustments        31,338      29,475     65,383     39,676     31,319    18,688      4,404         18,171
  Less capitalized interest                 (735)       (748)    (1,609)    (2,021)      (154)   (2,648)      (297)        (1,191)
                                       ---------   ---------  ---------   --------   --------  --------   --------      ---------
  Fixed charges as adjusted            $  30,603   $  28,727    $63,774   $ 37,655    $31,165  $ 16,040   $  4,107      $  16,980
                                       ---------   ---------  ---------   --------   --------  --------   --------      ---------
Ratio (earnings divided by fixed
  charges before adjustments)               3.43       10.55       9.11       6.21       2.48     11.60      15.18          10.97
                                       ---------   ---------  ---------   --------   --------  --------   --------      ---------

(1) Includes deferred financing, discount and premium amortization